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EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Microware Systems Corporation:

      We consent to the incorporation by reference in the registration statements (Nos. 333-11061, 333-67253, 333-33622, and 333-57018) on Form S-8 of
Microware Systems Corporation of our report dated June 20, 2001, relating to the consolidated balance sheets of Microware Systems Corporation and subsidiaries as of March 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001, which report appears in the March 31, 2001 Annual Report on Form 10-K of Microware Systems Corporation.

                                    KPMG LLP

Des Moines, Iowa
June 28, 2001